EXHIBIT 21.1

List of Subsidiaries of Novelis Inc.

Name of Entity	Jurisdiction of Organization

Novelis Corporation	Texas, United States
Novelis de Mexico S.A. de C.V.	Mexico
Novelis Finances USA LLC	Delaware, United States
Novelis PAE Corporation	Delaware, United States
Logan Aluminum Inc.	Delaware, United States
Novelis South America Holdings LLC	Delaware, United States
Aluminum Upstream Holdings LLC	Delaware, United States
Eurofoil Inc. (USA)	New York, United States
EuroNorca Partners	New York, United States
Novelis AG	Switzerland
Novelis Switzerland S.A.	Switzerland
Novelis Technology AG	Switzerland
Novelis Italia SpA	Italy
Novelis Europe Holdings Limited	United Kingdom
Novelis UK Ltd.	United Kingdom
Novelis Automotive UK Ltd.	United Kingdom
Novelis Aluminium Holding Company	Ireland
Novelis Benelux NV	Belgium
Novelis Belgique S.A.	Belgium
Novelis Deutschland GmbH	Germany
Aluminium Norf GmbH	Germany
Isytec GmbH i.L.	Germany
Novelis Aluminium Beteiligungs GmbH	Germany
Deutsche Aluminium Verpackung Recycling GmbH	Germany
Novelis Sweden AB	Sweden
Novelis Luxembourg S.A.	Luxembourg
Novelis Foil France S.A.S.	France
France Aluminium Recyclage S.A.	France
Novelis Laminés France S.A.S.	France
Novelis PAE S.A.S.	France
4260848 Canada Inc.	Canada
4260856 Canada Inc.	Canada
Novelis Cast House Technology Ltd.	Canada
Novelis Korea Ltd.	South Korea
Aluminium Company of Malaysia Berhad	Malaysia
Al Dotcom Sdn Berhad	Malaysia
Alcom Nikkei Specialty Coatings Sdn Berhad	Malaysia
Alcom Aluminium Services Sdn Berhad	Malaysia
Jen Wu Machinery Sdn Berhad	Malaysia
Alcom (Singapore) Pte Ltd	Singapore
Novelis do Brasil Ltda.	Brazil
Consorcio Candonga (unincorporated joint venture)	Brazil
Petrocoque S.A. Industria e Comercio	Brazil
Alumínio do Brasil Indústria e Comércio Ltda.	Brazil

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